Exhibit 10.3

STOCK BACK-TO-BACK AGREEMENT

THIS STOCK BACK-TO-BACK AGREEMENT (this “Agreement”) is made and entered into as of this 13th day of December, 2015, by and between Steven M. Mariano (the “Seller”) and Patriot National, Inc., a Delaware corporation (the “Purchaser”).

RECITALS

WHEREAS, on December 13, 2015, Seller, Purchaser and certain investors named therein and their permitted successors and assigns (the “Investors”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”), pursuant to which (a) Purchaser will sell (i) an aggregate 666,666 shares of common stock of Purchaser, par value $0.001 per share (the “Common Stock”), (ii) warrants to acquire up to 2,083,333 additional shares of Common Stock (the “Series A Warrants”) (as exercised, collectively, the “Series A Warrant Shares”) and (iii) warrants to acquire additional shares (subject to adjustment) of Common Stock (the “Series B Warrants”, and together with the Series A Warrants, the “Warrants”) (as exercised, collectively, the “Series B Warrant Shares”, and together with the Series A Warrant Shares, the “Warrant Shares”); and (b) Seller will sell an aggregate 2,500,000 shares of Common Stock.

WHEREAS, subject to the terms and conditions of the Securities Purchase Agreement, upon any exercise of the Warrants by Investors, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, a number equal to 60% of the Warrant Shares to be issued in connection with the exercise by Investors of such Warrants, on the terms and conditions set forth in this Agreement (a “Back-to-Back Transaction”).

NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

SALE AND PURCHASE OF COMMON SHARES

Section 1.1 Purchase. Subject to the terms and conditions of this Agreement, at each Closing (as defined below), Seller agrees to sell, assign, transfer, convey and deliver to Purchaser, a number equal to 60% of the Warrant Shares (other than the Base Shares, as defined in the Series B Warrants) to be issued in connection with the exercise by an Investor of such Warrants (the “Back-to-Back Shares”) and Purchaser agrees to purchase, acquire and accept the Back-to-Back Shares from Seller. The purchase price for each Back-to-Back Share shall be equal to the exercise price per Warrant Share delivered by the Company to the Investor (the “Purchase Price”). The aggregate amount paid for all Warrant Shares issued on any Closing Date will be the “Aggregate Purchase Price.” For the avoidance of doubt, any exercise price paid by Investors at the time the Warrants were sold shall be excluded from the calculation of the Purchase Price and Aggregate Purchase Price.

Section 1.2 Closing. The closing of a Back-to-Back Transaction (a “Closing”) will take place on the same day the Warrant Shares are transferred to the Investors (a “Closing Date”). At each Closing, (a) Seller shall deliver or cause to be delivered to Purchaser all of Seller’s right, title and interest in and to the Back-to-Back Shares by an appropriate method reasonably agreed to by Purchaser and Seller, together, in each case, with all documentation reasonably necessary to transfer to Purchaser right, title and interest in and to the Back-to-Back Shares and (b) Purchaser shall pay Seller the Aggregate Purchase Price in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by Seller to Purchaser.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the following representations and warranties to Purchaser, each of which is true and correct on the date hereof and the Closing Date and shall survive the Closing Date.

Section 2.1 Existence and Power.

(a) Seller has full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver the Back-to-Back Shares to be sold by Seller hereunder;

(b) The sale of the Back-to-Back Shares to be sold by Seller hereunder and the compliance by Seller with this Agreement and the consummation of the transactions herein and therein contemplated will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Seller is a party or by which Seller is bound or to which any of the property or assets of Seller is subject or (B) result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Seller or any of its subsidiaries or any property or assets of Seller, except, in the case of (A) and (B), as would not, individually or in the aggregate, affect the validity of the Back-to-Back Shares to be sold by Seller or reasonably be expected to materially impact Seller’s ability to perform its obligations under this Agreement; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental body or agency is required for the performance by Seller of its obligations under this Agreement and the consummation by Seller of the transactions contemplated by this Agreement in connection with the Back-to-Back Shares to be sold by Seller hereunder.

Section 2.2 Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity.

Section 2.3 Title to Back-to-Back Shares. Seller now is and, at the time of delivery of the Back-to-Back Shares to be sold by Seller pursuant to this Agreement will be the lawful owner of such Back-to-Back Shares and has and, at the time of delivery of such Back-to-Back Shares, will have good and valid title to such Back-to-Back Shares, and upon delivery of and payment for such Back-to-Back Shares, Purchaser will acquire good and valid title to such Shares free and clear of any liens, charges and encumbrances created by Seller.

Section 2.4 Absence of Litigation. There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency or self-regulatory organization or body pending or, to the knowledge of the Stockholder, threatened against or affecting Seller that could reasonably be expected to have a material adverse affect on the ability of Seller to perform its obligations hereunder.

Section 2.5 Acknowledgment. Seller acknowledges that the number of Warrant Shares is subject to adjustment as set forth in the Warrants and any such adjustment may require Seller to sell to Purchaser more Back-to-Back Shares than if the Warrants were exercisable upon issuance.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby makes the following representations and warranties to Seller, each of which is true and correct on the date hereof and the Closing Date and shall survive the Closing Date.

Section 3.1 Existence and Power.

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power, authority and capacity to execute and deliver this Agreement, to perform Purchaser’s obligations hereunder, and to consummate the transactions contemplated hereby.

(b) The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby (i) does not require the consent, approval, authorization, order, registration or qualification of, or filing with, any governmental authority or court, or body or arbitrator having jurisdiction over Purchaser; and (ii) except as would not have an adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement, does not and will not constitute or result in a breach, violation or default under, any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, to which Purchaser is a party, with Purchaser’s certificate of incorporation or bylaws, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of Purchaser or cause the acceleration or termination of any obligation or right of Purchaser or any other party thereto.

Section 3.2 Valid and Enforceable Agreement; Authorization. This Agreement has been duly authorized, executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity.

Section 3.3 Sufficient Funds. Purchaser has as of the date hereof and will have as of the Closing Date access to fully committed funds sufficient to consummate the transactions contemplated by this Agreement.

ARTICLE IV

COVENANTS

Section 4.1 Reservation of Shares. Seller at all times shall (a) own sufficient shares of Common Stock to satisfy his obligations under Section 1.1 (including shares of Common Stock that would be reasonably anticipated necessary upon any adjustments of the Warrants), (b) not sell or transfer (contingently or otherwise) any shares of Common Stock that will leave him with ownership of less than such number of shares of Common Stock and (c) not place or permit to exist any liens, charges or encumbrances.

Section 4.2 Taxes. Seller shall bear and pay any transfer or other taxes incurred by Seller or Purchaser in connection with the sale and purchase of the Back-to-Back Shares.

Section 4.3 Notices. Purchaser shall give Seller prompt notice of Purchaser’s receipt of any exercise notice under the Warrants and of the Closing Date.

Section 4.4 Amendments to the Warrants. Purchaser agrees not to amend, modify or waive the provisions of the Warrants that would increase the exercise price of the Warrants or the number of Warrant Shares, in each case without the prior written consent of Seller.

Section 4.5 Cashless Exercise. If the Investors use a cashless exercise, Section 1.1 of this Agreement shall apply as if such exercise had not been cashless.

Section 4.6 Black-Scholes Put. If Purchaser purchases a Warrant pursuant to Section 4(c) of a Warrant (the “Put”), Section 1.1 of this Agreement shall apply and (a) the number of Back-to-Back Shares Seller shall sell to Purchaser shall equal (i) the amount paid by Purchaser pursuant to Section 4(c) of such Warrant divided by (ii) the price per share of Common Stock to be paid in the transaction that triggers the Put and the Aggregate Purchase Price shall equal (x) such number of Back-to-Back Shares multiplied by (y) $0.01.

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.1 Notice. Any notice provided for in this Agreement shall be delivered in accordance with Section 9(f) of the Securities Purchase Agreement.

Section 5.2 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.

Section 5.3 Assignment; Binding Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

Section 5.4 Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

Section 5.5 Governing Law; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Purchaser and Seller each hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or thereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude Purchaser from bringing suit or taking other legal action against Seller in any other jurisdiction to collect on Seller’s obligations to Purchaser or to enforce a judgment or other court ruling in favor of such Buyer. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR UNDER ANY OTHER TRANSACTION DOCUMENT OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

Section 5.6 No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.

Section 5.7 Waiver; Consent. This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto.

Section 5.8 No Broker. Except as previously disclosed to each other party, no party has engaged any third party as broker or finder or incurred or become obligated to pay any broker’s commission or finder’s fee in connection with the transactions contemplated by this Agreement.

Section 5.9 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.10 Costs and Expenses. Each party hereto shall each pay their own respective costs and expenses in connection with the negotiation, preparation, execution and performance of this Agreement.

Section 5.11 Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

Section 5.12 Termination. This Agreement shall be terminated upon the expiration date of the Warrants.

(Signatures appear on the next page.)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

PATRIOT NATIONAL, INC.

By:	/s/ Christopher A. Pesch
Name:	Christopher A. Pesch
Title:	Executive Vice President, General Counsel, Chief Legal Officer and Secretary

[Signature Page to Stock Back To Back Agreement]

STOCKHOLDER:

By:	/s/ Steven M. Mariano
Steven M. Mariano

[Signature Page to Stock Back To Back Agreement]